News Release
Audiovox Announces Definitive Agreement to Acquire Klipsch
Purchase signals Company's entrance into high-end performance speakers to both retail and commercial channels

HAUPPAUGE, N.Y., Feb. 3, 2011 /PRNewswire via COMTEX/ --

Audiovox Corporation (Nasdaq: VOXX), announced today that it has entered into a definitive agreement to acquire Klipsch Group Inc. and its worldwide subsidiaries ("Klipsch") for total consideration of $166 million, subject to certain contingencies and adjustments, plus related transaction fees and expenses. Klipsch, headquartered in Indianapolis, is a global leader in providing high-performance audio solutions serving the residential, professional and personal listening markets. Klipsch Group products are sold through premier retail, online, and distribution channels around the world.

The acquisition is expected to be financed by a combination of existing Audiovox cash and a new asset-based revolving credit facility from Wells Fargo Capital Finance, LLC that will also be used for operating capital. The combined assets of Audiovox and Klipsch will secure the borrowings under the financing commitments and the Company expects the transaction to close within 30 days. Subsequent to the close of the transaction, Audiovox expects to have excess availability under the credit facility for general corporate purposes. However, there is no assurance at this time that this transaction will be completed.

This transaction is expected to be accretive to cash flow and earnings per diluted share ("EPS") in fiscal 2012 inclusive of all costs for financing. The Company noted that on a pro-forma basis, for the latest twelve months ended November 30, 2010, revenue for the combined companies approximates $742.2 million compared to $573.1 million for Audiovox as a stand-alone company.

Patrick Lavelle, President and CEO of Audiovox Corporation stated, "This transaction will add the world renowned Klipsch Group brands- Klipsch, Jamo, Energy and Mirage- and its world class management team- to the growing Audiovox family of companies. This highly respected company has for over 60 years been synonymous with premium high-end audio solutions, and today enjoys the well-deserved reputation as 'The' preeminent audio brand for residential, professional and personal listening use. They have a strong and stable base of retail, e-commerce, commercial distribution, and professional installation business partners in North America, Europe and around the world. Klipsch Group provides an outstanding new distribution channel for our company to reach the home and commercial installation markets."

Klipsch will become a wholly-owned subsidiary of Audiovox and will be run as a stand-alone operation in Indianapolis, and will continue under the leadership of the current management team. We are highly confident that this acquisition will result in both near and long term value growth for our shareholders and enhance our position in the premium audio category for years to come.

Fred Klipsch, Chairman and CEO of Klipsch Group, Inc. stated, "Our team looks forward to partnering with Audiovox and with the additional resources Audiovox has to offer accelerating our domestic and global growth. Klipsch remains focused on providing our customers with the best speaker solutions in the industry, maintaining our deep customer and supplier relationships and leveraging our world class employee base. Klipsch Group will continue to be 'The' innovative premium speaker provider our partners expect and trust."

Lavelle added, "While Klipsch will operate as a stand-alone company, we see many opportunities to leverage distribution, global brand development, and brand expansion in areas such as OEM automotive and professional audio."

Wells Fargo Securities, LLC acted as exclusive financial advisor to the Company and Wells Fargo Capital Finance, LLC provided the committed debt financing. Houlihan Lokey Howard & Zukin acted as financial advisors to the Klipsch Group and Vantage Point Venture Partners. Barnes & Thornburg LLP served as legal counsel for Klipsch Group. Duane Morris LLP assisted as legal counsel for Audiovox Corp.

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of mobile and consumer electronics products and accessories. The company has a substantial International operation selling products through offices in Europe, Asia, Venezuela and Mexico. In addition, the company is a supplier of Original Equipment (OE) both domestically and internationally to a significant number of the major vehicle manufacturers in the world.

Among the lines marketed by Audiovox are its mobile entertainment products including rear seat entertainment systems, mobile multimedia systems and satellite radio. Vehicle security, remote start and collision avoidance products round out our mobile electronic lines. Our consumer electronics products include digital camcorders, DVRs and Internet radios. We also supply high end TV remote controls, wireless speakers, headphones, the leading line of HD indoor/outdoor antennas, connectivity products, and personal sound amplifiers.

You can find Audiovox products in virtually every distribution channel from the world's largest retailers to car dealers to small independents. The company owns over twenty global brands and markets its products domestically primarily under Audiovox, RCA, Jensen, Acoustic Research, and Advent. Key European brands include Magnat, Mac Audio, Heco, Schweiger and Oehlbach. For additional information, visit our Web site at www.audiovox.com.

About Klipsch Group, Inc.

Founded in 1946 by Paul W. Klipsch, one of America's most celebrated audio pioneers, and then acquired by Fred and Judy Klipsch in 1989, Klipsch has long been a high-end name in speaker design. Today, the brand continues its success as a leading global manufacturer of premium sound solutions for home, personal and commercial use. From massive professional cinema speakers to tiny headphones, Klipsch remains committed to delivering the most powerful, detailed and emotional sound experiences. The products sold by Klipsch include home theater systems, floorstanding speakers, bookshelf speakers, center speakers, surround speakers and sound systems, subwoofers, headphones, flat panel speakers, architectural speakers, outdoor speakers, iPod/Computer speakers, cinema speakers, business music systems, accessory products and more. For more information, visit www.klipsch.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2010.

Company Contact:
GW Communications
Glenn Wiener, President
Tel: 212-786-6011
Email: gwiener@GWCco.com
SOURCE Audiovox